                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                             TRICORD SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

[TRICORD SYSTEMS, INC. LOGO]

TRICORD SYSTEMS, INC.



April 12, 2002

Dear Stockholder:

The date for this year's Annual Meeting is Tuesday, May 14, 2002. It will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota beginning at 10:00 a.m. CDT.

The Annual Meeting is an opportunity for you to meet the management of your Company. I look forward to seeing you.

IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOU CAN ATTEND OR NOT, AND I URGE YOU TO SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.



                                          Sincerely,

                                          /S/ Keith Thorndyke

                                          Keith Thorndyke
                                          President and Chief Executive Officer

                          [TRICORD SYSTEMS, INC. LOGO]

                              TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 12, 2002

To the Stockholders of Tricord Systems, Inc.:

The Annual Meeting of the Stockholders of Tricord Systems, Inc. will be held on Tuesday May 14, 2002, at 10:00 a.m. CDT, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, for the following purposes:

(1)      To elect two directors for terms of three years.

(2) To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 5, 2002 will be entitled to vote at the meeting or any adjournments.

                                  By Order of the Board of Directors,


                                  /S/ Keith Thorndyke

                                  Keith Thorndyke
                                  Secretary

April 12, 2002

                                 [TRICORD LOGO]

                              TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 12, 2002

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Tricord Systems, Inc. (the "Company") of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Stockholders to be held on May 14, 2002, at 10:00 a.m. CDT at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota (the "Annual Meeting").

This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 12, 2002 together with the Annual Report to Stockholders of the Company for the year ended December 31, 2001.

Only stockholders of record as of the close of business on April 5, 2002 will be entitled to vote at the Annual Meeting or any adjournments thereof. On April 5, 2002, the Company had 24,949,951 shares of Common Stock outstanding. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (12,474,976 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects votes withheld from director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

Because the director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of director nominees (including broker non-votes) will be excluded entirely from the vote and will have no effect.

A proxy card is enclosed for your use. You are solicited on behalf of the Board to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegram or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and either voting in person or filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders. In absence of other instructions, the proxies will be voted FOR the election of each of the nominees named below. If, prior to the meeting, the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of April 5, 2002, regarding the beneficial ownership of Common Stock of the Company, its only class of voting securities, by each person known by the Company to own more than 5% of such outstanding shares, each director, each of the executive officers named in the summary compensation table, and the current directors and executive officers of the Company as a group (consisting of eleven persons). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Shares subject to options exercisable within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or entity. The percent of class is based on 24,949,951 shares of Common stock outstanding as of April 5, 2002.


                                                                        NUMBER OF          PERCENT OF
                                                                        ---------          ----------
NAME                                                                      SHARES              CLASS
----                                                                      ------              -----

RGC International Investors, LDC                                           2,741,449 (1)      9.9%(1)
Joseph R. Canion                                                           2,834,000 (2)        10.7%
Yuval Almog                                                                  206,532 (3)            *
Louis C. Cole                                                                 21,937 (4)            *
Tom R. Dillon                                                                118,597 (5)            *
Donald L. Lucas                                                              364,732 (6)         1.5%
Fred G. Moore                                                                110,797 (7)            *
John J. Mitcham                                                            1,479,060 (8)         5.8%
Keith T. Thorndyke                                                             7,212                *
Steven E. Opdahl                                                             184,803 (9)            *
Alexander H. Frey                                                            833,067(10)         3.3%
Charles E. Pearsall                                                          467,029(11)         1.8%
Joan M. Wrabetz                                                              882,719(12)         3.4%
Kerry R. Yndestad                                                            124,789(13)            *
All current directors and executive officers as a group
   (11 persons)                                                            3,918,555(14)        14.6%


-----------
 * Less than 1%.

(1) The beneficial ownership reported herein represents 9.9% of the outstanding common stock on April 5, 2002, and consists of 2,741,449 shares of common stock that are currently issuable on April 5, 2002 (i) upon conversion of 25,000 shares of Series E Convertible, Redeemable Preferred Stock; (ii) upon exercise of the Series E-1 Common Stock Purchase Warrant to purchase up to 986,842 shares of common stock; and
         (iii) upon exercise of the Series E-2 Common Stock Purchase Warrant to purchase up to 986,842 shares of common stock. The Series E Convertible, Redeemable Preferred Stock is convertible into common stock until

         February 27, 2004 and, if not converted on that date, will automatically be converted into common stock. The Series E-1 Warrants expire on August 27, 2002 and the Series E-2 Warrants expire on February 27, 2003. The terms of the Series E Convertible, Redeemable Preferred Stock, the E-1 Warrants and the E-2 Warrants (collectively, the "Securities") provide that the Securities are convertible or exercisable on any given date only to the extent that the number of shares of common stock then issuable upon the conversion or exercise of the Securities, together with any other shares of common stock beneficially owned by RGC International Investors or any of their affiliates (excluding for this purpose shares of common stock which may be deemed beneficially owned through the ownership of the unconverted or unexercised Securities) would not exceed 9.9% of the common stock then issued and outstanding. Accordingly, RGC International Investors' ability to fully convert or exercise the Securities may be limited by the terms of the Securities. Without this limitation, RGC International Investors would be deemed to beneficially own approximately 4,740,680 shares of common stock as of April 5, 2002. The 25,000 shares of Series E Convertible, Redeemable Preferred Stock owned by RGC International Investors represents 100% of the outstanding shares of such class of stock. The address of RGC International Investors, LDC is c/o Rose Glen Capital Management, L.P., 3 Bala Plaza East, Suite 501, 251 St. Asaphs Road, Bala Cynwyd, PA 19004.

(2) Includes warrants issued December 15, 1998 to purchase 1,600,000 shares at $3.50 per share, expiring December 15, 2003. Number of shares and warrants from Form 4 for the period ended February 28, 2002 as filed March 2002. Mr. Canion's address is 5 Post Oak Park, Suite 1655, Houston, TX 77027.

(3) Includes options to purchase 40,000 shares that are exercisable on or before June 4, 2002.

(4) Includes options to purchase 9,027 shares that are exercisable on or before June 4, 2002.

(5) Includes options to purchase 65,000 shares that are exercisable on or before June 4, 2002.

(6) Includes 46,875 shares held by the Donald L. Lucas & Lygia S. Lucas Trust DTD 12-3-84 and 227,500 shares held by the Donald L. Lucas Profit Sharing Trust DTD 1-1-84. Also includes options to purchase 50,000 shares that are exercisable on or before June 4, 2002. Also includes warrants issued December 15, 1998 to purchase 37,500 shares at $3.50 per share, expiring December 15, 2003.

(7) Includes options to purchase 65,000 shares that are exercisable on or before June 4, 2002.

(8) Includes options to purchase 422,619 shares that are exercisable on or before June 4, 2002.

(9) Includes options to purchase 163,539 shares that are exercisable on or before June 4, 2002.

(10) Includes options to purchase 605,837 shares that are exercisable on or before June 4, 2002

(11) Includes options to purchase 338,413 shares that are exercisable on or before June 4, 2002.

(12) Includes options to purchase 814,581 shares that are exercisable on or before April 24, 2002 and 60,000 shares of restricted stock granted January 24, 2002. Ms. Wrabetz resigned as President and Chief Executive Officer of the Company in January 2002.

(13) Includes options to purchase 117,080 shares that are exercisable on or before June 4, 2002.

(14) Includes options to purchase 1,876,515 shares that are exercisable on or before June 4, 2002 and 37,500 shares of Common Stock issuable upon the exercise of outstanding warrants.

                              ELECTION OF DIRECTORS

NOMINATION

The Company's Certificate of Incorporation, as amended, provides that the Board shall consist of between one and nine members, as determined from time to time by the Board, divided into three classes in as nearly equal number as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The terms of the directors in Class C expire with this Annual Meeting.

Tom Dillon, a current Class C director, has declined to stand for re-election as a director and his term will expire on the day of the Annual Meeting. The Board thanks Mr. Dillon for his past service. Effective upon the expiration of Mr. Dillon's term, the Board will consist of six members.

The Board has nominated John J. Mitcham, a current Class C director, for election as a director in Class C to serve a three-year term expiring at the 2005 Annual Meeting of Stockholders, or until his successor is elected and qualified. The Board has also nominated Mr. Keith T. Thorndyke for election as a director in Class C to serve a three-year term expiring at the 2005 Annual Meeting of Stockholders, or until his respective successor is elected and qualified. Mr. Thorndyke was initially elected as a director of the Company on November 1, 2001 by the Board to fill a vacancy that was created when the Board voted to expand the number of directors from seven to eight. Mr. Thorndyke and Mr. Mitcham each have consented to serve for the new term, if elected.

NOMINEES AND CONTINUING DIRECTORS

The nominees for election as directors and the continuing directors, their ages (as of April 5, 2002), the year in which each first became a director and their principal occupations or employment are as follows:



                                                                                               YEAR FIRST
NAMES OF NOMINEES AND                  PRINCIPAL OCCUPATION                         AGE     BECAME DIRECTOR
---------------------                  --------------------                         ---     ---------------
DIRECTORS
---------

Nominees for three-year term expiring in 2005:

John J. Mitcham                  Former Chairman and Chief Executive Officer of      61            1995
                                 the Company
Keith T. Thorndyke               President and Chief executive Officer of the        43            2001
                                 Company

Directors not standing for election this year whose terms expire in 2004:

Yuval Almog                      Chairman and President of CORAL Group, Inc., a      52            1987
                                 venture capital management company
Louis C. Cole                    Former Chairman of Legato Systems, Inc.             58            2001

Director not standing for election this year whose term expires in 2003:

Donald L. Lucas                  Private Investor                                    72            1992
Fred G. Moore                    President of Horison, Inc.                          54            1998


Except as indicated below, during the past five years, there has been no change in the principal occupations or employment of the nominees for election as a director or of the continuing directors.

Mr. Thorndyke joined the Company in October 2001 as Chief Operating Officer and became Chief Executive Officer in January 2002. From August 2001 to September 2001, Mr. Thorndyke was a management consultant. From September 1999 to August 2001 Mr. Thorndyke held several management positions at Learning Byte International, the last being Executive Vice President and Chief Operating Officer. From March 1999 to August 1999, Mr. Thorndyke was a management consultant. From March 1992 to March 1999, Mr. Thorndyke was President and Chief Executive Officer for Recyclights, Inc.

Mr. Cole is former Chairman of the Board of Legato Systems, Inc. Mr. Cole served solely as Chairman of the Board of Legato Systems, Inc. from October 2000 through March 2001. From July 1989 to October 2000, Mr. Cole served as President, Chief Executive Officer and Chairman of Legato Systems.

Mr. Moore is President of Horison, Inc., an information strategies firm he founded in March 1998. From 1976 to February 1998, Mr. Moore was employed at Storage Technology Corporation, most recently as Corporate Vice President, Strategic Marketing.

Mr. Mitcham has been an advisor to the Company since November 2000. Mr. Mitcham was Chairman of the Company from October 1998 and Co-Chief Executive Officer of the Company from May 1999 until November 2000. From May 1995 to April 1999, Mr. Mitcham was President and Chief Executive Officer of the Company.

The following Board members also serve as directors of the designated public companies: Mr. Almog -- vi(z)rt; Mr. Cole -- Genetic Health, Inc., Peerless Systems Corporation, and Rogue Wave Software; Mr. Lucas - Cadence Design Systems, Inc., Macromedia, Inc., PDF Solutions, Inc., and Oracle Corporation; Mr. Mitcham -- Reptron Electronics, Inc.; and Mr. Moore -- BakBone Software, Inc.

CERTAIN TRANSACTIONS

On February 27, 2001 the Company issued to RGC International Investors, LDC 25,000 shares of Series E Convertible Preferred Stock for an aggregate sale price $25 million. Each share of the Series E Preferred Stock is convertible into such number of shares of common stock as is determined by dividing (i) the stated value ($1,000) of the share of Series E Preferred Stock, which value is increased by a premium accruing daily at the annual rate of 4.75% of the stated value, by (ii) the conversion price, which is currently $9.50 per share. The conversion price of the Series E Preferred Stock may be decreased in certain circumstances (which would result in an increase in the number of shares of common stock issued upon conversion of the Series E Preferred stock), including if we sell shares of our common stock in certain circumstances below the current conversion price of $9.50 or if we issue securities that are convertible into shares of common stock at an effective price of less than $9.50 per share.

In connection with the issuance of the Series E Convertible Preferred Stock, the Company also issued to RGC International Investors, LDC a warrant with an 18-month term to purchase up to 986,842 additional shares of the Company's common stock at $12.40 per share, and a warrant with a 24-month term to purchase up to 986,842 additional shares of the Company's common stock at $14.50 per share. The Company registered all of the shares of common stock issuable upon conversion of the preferred stock or exercise of the warrants on an S-3 Registration Statement which was declared effective by the SEC in June 2001.

COMMITTEES AND ATTENDANCE

The business and affairs of the Company are managed by the Board which met on nine occasions and took action by written consent five times during 2001. Each director attended at least 75% of meetings of the Board during 2001, except for Mr. Cole, who became a director on April 5, 2001 and Mr. Thorndyke, who became a director on November 1, 2001. Mr. Cole and Mr. Thorndyke attended every meeting of the Board after each became a director.

The Board maintains standing committees of the Board including the Finance and Audit Committee, the Compensation Committee and the Nominating Committee.

The Finance and Audit Committee performs principally the following functions: reviews the Company's current and long-range financial position, financial policies and performance objectives; makes recommendations to the Board on allocation of capital and banking relationships; evaluates retirement plan investment management and fund performance; reviews the Company's business insurance policies; recommends to the Board the engagement of the Company's independent auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the adequacy of the internal accounting controls; and reviews the range of audit and non-audit professional service fees, approves such services and considers the independence of the Company's independent auditors. The members of the Finance and Audit Committee during 2001 were Messrs. Almog, Dillon and Lucas. Mr. Lucas is Chairman of the Finance and Audit Committee. The Committee met six times during 2001 and each director attended at least 75% of the required meetings of the Committee, except for Mr. Almog, who attended 33% of the meetings. In March 2002, Mr. Cole joined the Audit Committee replacing Mr. Almog.

The Compensation Committee reviews and recommends for approval to the Board the remuneration arrangements for the Company's executive officers and the adoption of compensation and option plans in which these persons and other key employees of the Company may participate. The Compensation Committee also serves as the disinterested committee administering the Company's various stock option plans. The members of the Compensation Committee are Messrs. Almog and Lucas. Mr. Almog is Chairman of the Compensation Committee. The Compensation Committee took action by written consent fifteen times during 2001 and both Mr. Almog and Mr. Lucas signed 100% of the written consents.

The Nominating Committee recommends new Board members to the Board. The members of the Nominating Committee are Messrs. Almog and Mitcham. Ms. Wrabetz was a member of the Nominating Committee during 2001 but has not been a member of the Nominating Committee since January 28, 2002. Mr. Almog is Chairman of the Nominating Committee. The Nominating Committee took action by written consent one time during 2001 with all members signing the written consent. The Nominating Committee will consider director nominations by stockholders. Stockholders who wish to make recommendations may submit names in writing to the Company by the deadline for stockholder proposals, together with biographical information, the address and the telephone number of the proposed nominee.

DIRECTOR COMPENSATION

Non-employee directors receive an annual retainer of $10,000 plus $1,500 for each Board meeting and committee meeting (if on a date other than a Board meeting) attended and are reimbursed for travel and lodging expenses in connection with attendance at Board and committee meetings. The 1998 Non-Employee Director Stock Plan (the "1998 Director Plan") provides that, in the discretion of the Board, payment of the directors' annual cash retainer and meeting fees may be made in the form of Company Common Stock. During 2001, the non-employee directors received cash reimbursement for expenses in the following amounts: Mr. Almog ($0); Mr. Cole ($7,363); Mr. Dillon ($15,437); Mr. Lucas ($0); and Mr. Moore ($288).

Non-employee directors are entitled to participate in the 1998 Director Plan. The 1998 Director Plan provides for automatic grants of non-qualified options to the Company's non-employee directors. Currently, 800,000 shares are reserved for issuance under the 1998 Director Plan. In accordance with the terms of the 1998 Director Plan, new non-employee directors of the Company who are first elected or appointed to the Board to fill new directorships or vacancies will automatically be granted, on a one-time basis on the date of their election or appointment, non-qualified options to purchase 25,000 shares of Common Stock, at an exercise price equal to the closing market price of the Common Stock on the date of grant. The 1998 Director Plan further provides that, on January 5 of each year, each non-employee director will automatically be granted additional options to purchase 20,000 shares, with an exercise price equal to the closing market price on the date of grant. The one-time option grants become exercisable each month on a cumulative basis with respect to 2.78% of the total shares covered by each such option, commencing one month after the date of grant and terminating five years after the date of grant. Each annual option grant becomes exercisable in full six months after its date of grant and terminates five years after its date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Composed entirely of outside directors, the Compensation Committee of the Board is responsible for reviewing and approving remuneration arrangements for the Company's executive officers and the administration of compensation and stock option plans in which these individuals and other key employees participate. In addition, the committee reviews and provides direction for the development of future leadership to meet the long-term organizational and growth objective requirements of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for individual and Company results. The objectives of the Company's executive compensation program are to:

    - reward the achievement of desired Company and individual performance goals;

    - provide compensation that is competitive with other companies of comparable size and complexity that will enable the Company to attract and retain key executive talent; and

    - align the interests of the Company's executives to stockholder return through long-term opportunities for stock ownership.

In determining the compensation of the Company's executive officers, the Compensation Committee considers a number of factors, including Company performance, both separately and in relation to other companies competing in the Company's markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, historical compensation levels and stock awards at the Company and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executive talent.

The Company's executive compensation program is comprised of base salary, annual incentive opportunities in the form of bonuses and long-term incentive opportunities in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance.

BASE SALARY. The Compensation Committee regularly reviews each executive's base salary. Base salaries are determined by taking into account an executive's level of responsibility, prior experience and competitive market data. No current executive officer of the Company was granted a base salary increase for 2001.

The compensation of Mr. Thorndyke, the Company's President and Chief Executive Officer, and Mr. Opdahl, the Company's Chief Financial Officer, is determined by the Compensation Committee annually. Each year the Compensation Committee conducts a performance and salary review of Mr. Thorndyke's and Mr. Opdahl's base salary to determine whether it should be increased.

ANNUAL BONUSES. The philosophy of the Company is to provide executives with direct financial incentives in the form of annual bonuses to achieve Company, business unit and individual performance goals. The Compensation Committee does not have a fixed formula or criteria for determining annual bonuses.

Instead, the Compensation Committee, in its discretion, establishes bonuses based upon the extent to which the Company has achieved its annual business plan and each individual executive has achieved his goals. Annual bonuses were awarded to executive officers for 2001 ranging between $13,125 and $38,700. The majority of annual bonuses for 2001 were paid in the form of stock bonuses of the Company's Common Stock made under the 1998 Stock Incentive Plan (the "1998 Plan").

LONG-TERM INCENTIVES. The 1998 Plan is a broad "omnibus" plan that provides the Compensation Committee with significant flexibility to award key executives stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses. To date, long-term incentives have been provided primarily in the form of stock options, which are granted with an exercise price equal to the fair market value of the Common Stock at the date of grant and become exercisable proportionately over a period of time. Grants of all awards under the 1998 Plan are made by the Compensation Committee in its discretion based upon an executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals. Because the value to an executive of the various stock awards depends on increases in the market price of the Common Stock, the Compensation Committee believes that this form of compensation aligns an executive's compensation more closely with increases in stockholder value.

During 2001, the Compensation Committee made grants to its named executive officers as set forth under the heading "Executive Compensation -- Options."

TAX LAW CHANGES. The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally precludes the Company and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid, or otherwise taxable, to executives named in the Summary Compensation Table and employed by the Company at the end of the applicable tax year. The Company does not believe that any named executive is likely to earn over $1 million in 2002. Therefore, the Company does not have a policy at this time regarding qualifying the compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels approach $1 million.

                                                     Compensation Committee,


                                                      Yuval Almog, Chairman
                                                      Donald L. Lucas

                          COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total return during the period January 1, 1997 to December 31, 2001 for the Company's Common Stock, the Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index. This graph assumes the investment on January 1, 1997 of approximately $100 in the Company's Common Stock and the stock in the companies presented in the Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index on January 1, 1997 and the reinvestment of all dividends.


                               [PERFORMANCE GRAPH]



DATA POINTS                      12/31/96   3/31/97   6/30/97   9/30/97   12/31/97   3/31/98   6/30/98   9/30/98  12/31/98   3/31/99
NASDAQ Stock Market - US              100     94.57   111.899   130.824   122.477    143.342   147.283   132.887   172.681   193.655
NASDAQ Computer Manufacturers         100    84.029   108.515   136.179   120.829    148.743    176.34   193,387   262.776   295.884
Triord Systems, Inc.                  100    41.667    83.333    66.667    33.333     72.933        75    33.333       150   168.733



DATA POINTS                     6/30/99  9/30/99  12/31/99  3/31/00  6/30/00  9/29/00  12/29/00  3/30/01  6/29/01  9/28/01  12/31/01
NASDAQ Stock Market - US        211.833  217.106  320.894   360.251  313.241  288.245  193.012   144.076  169.811  117.812   153.153
NASDAQ Computer Manufacturers   329.236  374.117  557.798   698.833  606.156  618.512  314.176   223.866  242.683  141.009   216.528
Triord Systems, Inc.            237.533  233.333      325   637.533   1204.2  995.867    554.2   366.667  180.667       36        80


                             EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by the Company's President and Chief Executive Officer, former President and Chief Executive Officers, and the four most highly paid executive officers of the Company, all of whom received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 2001 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE



                                                   ANNUAL COMPENSATION                  LONG-TERM
                                                   -------------------                COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                                         ------
NAME AND PRINCIPAL                                                       RESTRICTED    SECURITIES
-------------------                                      OTHER ANNUAL      STOCK       UNDERLYING        ALL OTHER
POSITION                    YEAR    SALARY     BONUS     COMPENSATION      AWARDS        OPTIONS       COMPENSATION
--------                    ----    ------     -----     ------------      ------        -------       ------------
                                                (1)                                                        (2)


Keith T. Thorndyke (3)      2001     $43,750   $38,125     $    --      $    --         500,000             $345
  President and Chief       2000          --        --          --           --              --               --
  Executive Officer         1999          --        --          --           --              --               --


Joan M. Wrabetz (4)         2001     250,000        --          --           --         500,000            1,000
   Former Chief             2000     166,667    40,000          --           --         700,000            1,000
   Executive Officer        1999          --        --          --           --              --               --


Steven E. Opdahl (5)        2001     150,000    88,700          --           --         125,000            1,000
  Chief Financial Officer   2000      76,731    15,000          --           --         300,000            1,000
                            1999          --        --          --           --              --               --


Alexander H. Frey           2001     160,000    16,000          --           --          50,000            1,000
   Sr. Vice President,      2000     160,000    10,000          --           --         120,000            1,000
   Chief Technology         1999     160,000        --          --           --              --               --
    Officer

Charles E. Pearsall         2001     150,000    29,250          --           --          50,000            1,000
   Vice President,          2000     150,000    15,000          --           --          60,000            1,000
   Operations               1999     150,000        --          --           --              --            1,000


Kerry R. Yndestad (6)       2001     150,000    27,000          --           --         110,000            1,000
   Vice President,          2000      16,899    25,000          --           --         250,000               --
   Product Development      1999          --        --          --           --              --               --

------------

(1) Bonuses for services rendered have been included as compensation for the year earned, even though such bonuses may have actually been paid in the following year. For bonuses earned in 2001, the following Named Executive Officers received the following 2001 annual bonus amounts in the form of Common Stock at the closing price on February 1, 2002, the date of Compensation Committee approval of such bonuses: Mr. Thorndyke ($13,125; 7,212 shares), Mr. Opdahl ($38,700; 21,264 shares), Mr. Frey
         ($16,000; 8,791 shares), Mr. Pearsall ($29,250; 16,072 shares), and Mr.
         Yndestad ($6,675; 3,709 shares).

(2) "All Other Compensation" consists of the Company's matching contribution to the employees' accounts in the Company's 401k Retirement Plan.

(3) Mr. Thorndyke joined the Company in October 2001 as Chief Operating Officer and became President and Chief Executive Officer in January 2002. Mr. Thorndyke's 2001 bonus includes a one-time signing bonus of $25,000 awarded upon commencement of his employment.

(4) Ms Wrabetz joined the Company as President and Chief Operating Officer in March 2000 and became Chief Executive Officer in November 2000. Ms. Wrabetz resigned as President and Chief Executive Officer of the Company in January 2002.

(5) Mr. Opdahl joined the Company as Chief Financial Officer in June 2000. Mr. Opdahl's 2001 bonus includes a special one-time bonus of $50,000 awarded by the Board of Directors during 2001. Mr. Opdahl resigned as Chief Financial Officer of the Company in April 2002.

(6) Mr. Yndestad joined the Company as Vice President, Product Development in November 2000. Mr. Yndestad's 2000 bonus includes a one-time signing bonus of $20,000 awarded upon commencement of his employment.

OPTIONS

The following tables provide certain information regarding option grants and exercises during 2001 to or by the executive officers named in the Summary Compensation Table above and the number and value of the options held by such persons at the end of 2001.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS (1)                          POTENTIAL REALIZABLE VALUE
                          ----------------------------------------------------------       AT ASSUMED ANNUAL RATES
                           NUMBER OF      % OF TOTAL                                            OF STOCK PRICE
                           SECURITIES      OPTIONS                                             APPRECIATION FOR
                           UNDERLYING     GRANTED TO                                            OPTION TERM (2)
                            OPTIONS      EMPLOYEES IN     EXERCISE OR     EXPIRATION       -------------------------
          NAME              GRANTED          2001          BASE PRICE        DATE                 5%         10%
          ----              -------          ----          ----------        ----                ---         ---

Keith T. Thorndyke             500,000     14.20%           $0.54          10/1/11           $169,802      $430,310

Joan M. Wrabetz                200,000      5.68%            6.31          3/20/11            793,665     2,011,303
Joan M. Wrabetz                200,000      5.68%            2.65          6/27/11            333,314       844,684
Joan M. Wrabetz                100,000      2.84%            0.72          9/21/11             42,280       114,749

Steven E. Opdahl                25,000      0.71%            6.81          3/22/11             99,208       251,413
Steven E. Opdahl                50,000      1.42%            2.65          6/27/11             83,329       211,171
Steven E. Opdahl                50,000      1.42%            0.72          9/21/11             22,640        57,375

Alexander H. Frey               50,000      1.42%            0.72          9/21/11             22,640        57,375

Charles E. Pearsall             50,000      1.42%            0.72          9/21/11             22,640        57,375

Kerry R. Yndestad               25,000      0.71%            3.00           4/4/11             47,167       119,531
Kerry R. Yndestad               35,000      0.99%            2.65          6/27/11             58,330       147,280
Kerry R. Yndestad               50,000      1.42%            0.72          9/21/11             22,640        57,375


-----------
(1) All of the options granted to executives were granted under the 1998 Plan, except for options for 250,000 shares granted to Mr. Thorndyke, which are under the 2001 Nonstatutory Stock Option

         Plan (the "2001 Nonstatutory Plan"). Options under the 1998 Plan and 2001 Nonstatutory Plan become exercisable so long as executives remain in the employ of the Company and such options have not expired. To the extent not already exercisable, options under the 1998 Plan and 2001 Nonstatutory Plan become immediately exercisable in full upon certain changes in control of the Company and remain exercisable for the remainder of their terms. See "Change in Control Arrangements." Options under the 1998 Plan generally become exercisable with respect to 25% of the shares 12 months after grant date and one forty-eighth (1/48th) of the shares each month thereafter. Options under the 2001 Nonstatutory Plan will become exercisable 25% one year after date of grant and 75% will become exercisable in 36 equal monthly installments thereafter.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT END OF
                                                           OPTIONS AT END OF 2001                 2001 (1)
                                                           ----------------------                 --------

                            SHARES
                         ACQUIRED ON       VALUE
         NAME            EXERCISE (2)  REALIZED (3)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
         ----            ------------  -----------     -----------     -------------    -----------     -------------

Keith T. Thorndyke           --         $   --                --          500,000        $      --          325,000
Joan M. Wrabetz              --             --           520,834          679,166               --           47,000
Steven E. Opdahl             --             --           114,585          310,415               --           23,500
Alexander H. Frey            --             --           578,749          131,251          207,915           58,825
Charles E. Pearsall          --             --           306,540          143,960          114,795           57,325
Kerry R. Yndestad            --             --            76,458          283,542               --           23,500


-------------
 (1) Value calculated as the excess of the market value of the Common Stock at December 31, 2001 ($1.19) over the exercise price per share. The market value of the Common Stock at December 31, 2001 represents the average of the high and low sales price as reported on the Nasdaq SmallCap Market System. Options are in-the-money if the market price of the shares exceeds the option exercise price. As of December 31, 2001, the following options were in-the-money: Mr. Thorndyke 500,000 shares; Ms. Wrabetz, 100,000 shares; Mr. Opdahl, 50,000 shares; Mr. Frey, 590,000 shares Mr. Pearsall, 390,200 shares; and Mr. Yndestad, 50,000 shares.

(2) The exercise price may be paid in cash or, in the Compensation Committee's discretion, by delivery of a promissory note or shares of Common Stock valued at the fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus applicable withholding taxes.

(3) Value calculated as the excess of the market value at the date of exercise over the option exercise price.

CHANGE IN CONTROL ARRANGEMENTS

Under the Company's option plans, in the event a "change in control" of the Company occurs, all outstanding options held by a participant for at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary. A "change in control" for purposes of the Company's option plans will generally occur upon the following events: (a) the sale or other transfer of substantially all of the assets of the Company; (b) the liquidation or dissolution of the Company; (c) a merger or consolidation involving the Company if 70% or less of the voting stock of the surviving company is held by persons who were stockholders of the Company immediately before the merger or consolidation; (d) any person becomes the beneficial owner of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (e) the "continuity directors" (directors as of the date the applicable plan was adopted and additional directors nominated or elected by the "continuity directors") of the Company cease to constitute at least a majority of the Board; or (f) any change of control that is required to be reported under
Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange
Act").

In addition to the change in control provisions under its option plans and under certain executive employment agreements, the Company also has a change in control agreement with Mr. Pearsall. Pursuant to this agreement, if Mr. Pearsall is terminated within 12 months after a change in control, as defined in his agreement, or as a condition of or related to a change in control, the Company agrees to make a lump-sum cash payment to Mr. Pearsall equal to 12 months of current base salary plus one times his target annual bonus for the year during which termination occurs.

The change in control provisions of the Company's option plans, as well as the change in control agreements and certain change in control provisions with certain executive officers, are designed to attract and retain valued employees of the Company and to ensure that the performance of these employees is not undermined by the possibility, threat or occurrence of a change in control. While these measures were not adopted to deter takeovers, they may have an incidental anti-takeover effect by making it more expensive for a bidder to acquire control of the Company.

THORNDYKE EMPLOYMENT AGREEMENT

Pursuant to the terms of an employment agreement, dated as of October 1, 2001, Mr. Thorndyke was paid an initial annual base salary of $175,000. In addition to base salary, the employment agreement provided for a signing bonus of $25,000 and the grant to Mr. Thorndyke of an option to purchase 250,000 shares of Common Stock under the 1998 Plan (the "Plan Option") and an option to purchase 250,000 shares of Common Stock under the 2001 Nonstatutory Stock Option Plan (the "Non-Plan Option"). Upon promotion to the position of Chief Executive Officer in January 2002, Mr. Thorndyke's annual base salary was increased to $250,000. Mr. Thorndyke is also entitled to customary benefits.

If the Company terminates Mr. Thorndyke's employment other than for cause, Mr. Thorndyke will receive (i) a lump sum cash payment equal to 12 months of his then current base salary and (ii) a 90-day post termination period within which to exercise options that are exercisable as of his termination.

If a change in control of the Company occurs (as defined in the 1998 Plan) and Mr. Thorndyke's employment is terminated for any reason (other than by the Company for cause) or if Mr. Thorndyke terminates his employment following a significant reduction in his responsibilities within 24 months following such a change in control, his Plan Option (to the extent held at least six months from date of grant) and his Non-Plan Option will become exercisable in full and will remain exercisable for the remainder of their terms.

WRABETZ SEPARATION AND RELEASE

Ms. Wrabetz employment as President and Chief Executive Officer of the Company was terminated as a result of her resignation effective January 28, 2002. As part of her separation from the Company, Ms. Wrabetz resigned as President, Chief Executive Officer and Director of the Company. The Company and Ms. Wrabetz agreed that such resignation would be treated as a termination by the Company other than for "cause" under the terms of her employment agreement and she was therefore paid $250,000, the equivalent of one year's base salary, pursuant to the terms of her employment agreement. Pursuant to the terms of a Separation and Release agreement between Ms. Wrabetz and the Company, Ms. Wrabetz was also granted 60,000 restricted shares of the Company's common stock on January 24, 2002, with the restriction that the stock cannot be sold, assigned, pledged or otherwise transferred by Ms. Wrabetz during the first six months after the date of grant.

MITCHAM EMPLOYMENT AGREEMENT

Mr. Mitcham resigned as Co-Chief Executive Officer of the Company on November 8, 2000. Pursuant to the terms of an employment agreement dated November 8, 2000, Mr. Mitcham will continue as an employee of the Company to assist in certain transition matters and to provide strategic advice to the Chief Executive Officer and to the Board. The employment agreement terminates on January 31, 2003, subject to certain earlier termination provisions. Mr. Mitcham is paid an annual base salary of $150,000 and received a one-time payment of $150,000 paid on January 15, 2001. Mr. Mitcham is also entitled to customary benefits.

If Mr. Mitcham's employment with the Company is terminated for any reason other than voluntary termination by Mr. Mitcham, Mr. Mitcham will receive (i) a lump sum cash payment of his base salary through the end of the original term of the employment agreement, and (ii) all stock options held by Mr. Mitcham will become immediately exercisable in full and will remain exercisable for 90 days following termination.

OTHER EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

In addition to the employment agreement with Mr. Thorndyke, the Company has agreements with each of its other executive officers named in the compensation tables above. These agreements provide for the at-will employment of each officer at a fixed annual salary and provide for potential bonus payments. The amount of such bonus is set as a percentage of the officer's salary then in effect and payable upon the achievement of certain objectives which are either set by the Board of Directors or the Chief Executive Officer. The Board of Directors may increase the amount of the annual salary of the executive officer as well as the bonus percentage, but not below the minimum levels set forth in the agreements.

The Company's agreement with Mr. Opdahl also includes the following terms: (i) if his employment is terminated without "cause" (as such term is defined in the 1998 Plan), a lump-sum cash payment will be made equal to a minimum of nine months of current base salary, provided, however that such cash payment will be increased to a minimum of twelve months if termination occurs within ninety days of a change in control and (ii) if employment is terminated within 24 months following a change in control (as defined in the 1998 Plan), as a result of death, disability termination by the Company without cause or resignation for good reason, any 1998 Plan option held for at least six months from date of grant or any option not granted under the 1998 Plan will become immediately exercisable in full and will remain exercisable for the remainder of the option term. Good reason is defined in the employment agreement as a significant reduction or reassignment of responsibilities, a reduction in base salary or a requirement to be based more than 30 miles from where the office is located prior to a change in control.

The Company's agreement with Mr. Yndestad also provides that if Mr. Yndestad's employment is terminated without cause or he terminates his employment following a significant reduction in his responsibilities, he will receive a lump-sum cash payment equal to a minimum of nine months of his then current base salary.

The Company's agreement with each of Mr. Frey and Mr. Pearsall also provides that if their employment is terminated without cause they receive a lump-sum cash payment equal to a minimum of six months of their then current base salary.


                             AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report will not be deemed to be incorporated by reference into any such filing.

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee currently consists of Messrs. Cole, Dillon and Lucas, each of whom is a member of our Board of Directors and qualifies as "independent" as defined under the National Associations of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by our Board of Directors. This charter was attached to the proxy statement that we sent to our stockholders in connection with our 2001 Annual Meeting of shareholders.

The primary function of the Audit Committee is to provide assistance to the Board in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the Company's financial statements and financial reporting process, the systems of internal and accounting control, the internal audit function (if any), the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. The Audit Committee's primary duties and responsibilities are to:

    - oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board;

    - investigate any matter brought to the Audit Committee's attention, including the power to retain outside counsel or other experts;

    - evaluate the audit efforts of the Company's independent accountants and internal audit function, if any;

    - review and discuss the Company's interim financial statements with the Company's management and the independent accountants prior to release to public of quarterly results;

    - discuss with the Company's management, independent accountants and internal auditors, if any, the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical programs; and

    - maintain free and open communications between the Committee, the independent auditors, the internal auditors, if any, and management of the Company.

    - Review of the Company's Audited Financial Statements for the Fiscal Year ended December 31, 2001

The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with them. The Audit Committee believes that the provision by PricewaterhouseCoopers LLP of services other than auditing and review of the Company's quarterly financial statements is compatible with the maintenance by PricewaterhouseCoopers LLP of its independence from the Company.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to our Board of Directors that the Company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

                                                    Audit Committee

                                                    Donald L, Lucas, Chairman
                                                    Louis C. Cole
                                                    Tom R. Dillon


                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the company's Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Tricord's Investor Relations Department, Tricord Systems, Inc., 2905 Northwest Boulevard, Suite 20, 55441 telephone: (763) 557-9005. Any stockholder who wants to receive separate copies of the company's Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the company at the above address and phone number.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Almog and Mr. Lucas served as members of the Compensation Committee of the Board of Directors during 2001. On December 15, 1998, Mr. Lucas, through a trust with respect to which he is deemed the beneficial owner, participated in the 1998 Private Placement by the Company. Mr. Lucas purchased a total of 75,000 shares of Common Stock at a price of $1.00 per share and received warrants to purchase an additional 75,000 shares of Common Stock at an exercise price of $3.50 per share. Mr. Lucas exercised warrants totaling 37,500 shares in February 2000. The remaining warrants are exercisable until December 15, 2003.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during, or with respect to, the period ended December 31, 2001, and based on representations by such persons, all of the Company's executive officers, directors, and greater-than-10% stockholders complied with all Section 16(a) filing requirements.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as its independent accountants for its fiscal year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP, the successor to Coopers & Lybrand L.L.P. and which together have served as the Company's independent accountants since incorporation, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

AUDIT FEES
Aggregate fees for professional services rendered by PricewaterhouseCoopers in connections with its audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of the Company's unaudited condensed interim financial statements were approximately $71,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
During the year ended December 31, 2001, PricewaterhouseCoopers rendered no professional services to the Company in connections with the design and implementation of financial information systems.

ALL OTHER FEES
In addition to the fees described above, aggregate fees of approximately $65,000 were billed by PricewaterhouseCoopers during the year ended December 31, 2001, primarily for the following professional services: Review of S-3 and S-8 SEC filings; $21,000; Consulting regarding various accounting issues, $13,000; Income tax compliance and related tax services, $13,000; and international structuring assistance, $18,000.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Stockholders must be received by the Company on or before December 14, 2002.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy statement must notify the Company by February 26, 2003. If a stockholder fails to provide notice by this date, then the persons named as proxies in the proxies solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.


                                 OTHER BUSINESS

The Company knows of no other matters that will be presented at this year's Annual Meeting of Stockholders. If any other matter properly arises at the meeting, it is intended that the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxies.

                                  ANNUAL REPORT

A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2001 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of December 31, 2001.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2001 TO EACH PERSON WHO IS A STOCKHOLDER OF THE COMPANY AS OF APRIL 5, 2002, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: TRICORD SYSTEMS, INC., 2905 NORTHWEST BOULEVARD, SUITE 20, PLYMOUTH, MINNESOTA 55441, ATTENTION: INVESTOR RELATIONS.



                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                    /s/ Keith Thorndyke

                                    Keith Thorndyke
                                    Secretary
April 12, 2002
Plymouth, Minnesota

                              TRICORD SYSTEMS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 2002

         TRICORD SYSTEMS, INC.
         2905 Northwest Boulevard, Suite 20
         Plymouth, Minnesota 55441                                         PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRICORD SYSTEMS, INC.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2002, appoints Keith T. Thorndyke and Charles E. Pearsall and each of them, as Proxies, each with power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Tricord Systems, Inc. held of record by the undersigned on April 5, 2002, at the Annual Meeting of Stockholders to be held on May 14, 2002, or any adjournments thereof.

                     (See reverse for voting instructions.)

                            -- Please detach here --
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES IN PROPOSAL 1 BELOW

1. Election of directors:  01 John J. Mitcham           [ ] Vote FOR            [ ]  Vote WITHHELD
                           02 Keith T. Thorndyke            all nominees             from all nominees
                                                            (except as
                                                            indicated below)

(INSTRUCTIONS: TO VOTE AGAINST ANY INDICATED NOMINEE, WRITE THE NUMBER(S)
OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   [                       ]

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 ABOVE.

Address Change? Mark Box
Indicate changes below:         [ ]

                                                Date ___________________________

                                                [                              ]

                                                Signature(s) in Box
                                                Please sign exactly as the name
                                                appears on this card. When
                                                shares are held by joint
                                                tenants, both should sign. When
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.